Exhibit 99.1

Revolve Group Announces Fourth Quarter and Full Year 2021 Financial Results

Los Angeles, CA – February 23, 2022 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the fourth quarter and full year ended December 31, 2021.

“Our exceptional fourth quarter results demonstrate the power of our brands and our connection with the next generation consumer, highlighted by further acceleration of our net sales growth to 70% over the prior year and 63% over the fourth quarter of 2019,“ said co-founder and co-CEO Mike Karanikolas. “I am very proud of our team for continuing to deliver such outstanding results amidst a challenging macro environment and supply chain headwinds, including record profitability for a fourth quarter with $29 million in net income, increasing 55% over the prior year and 250% over the fourth quarter of 2019.”

“Outstanding growth across the REVOLVE and FWRD segments continues to drive meaningful outperformance compared to industry benchmarks,” said co-founder and co-CEO Michael Mente. “Our position in the market, operational excellence and incredible momentum on both REVOLVE and FWRD give me more confidence in our future than ever before.”

Fourth Quarter 2021 Financial Summary

	Three Months Ended December 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except percentages)
Net sales	$239,805	$140,754	70%	$147,556
Gross profit	$131,464	$78,792	67%	$78,103
Gross margin	54.8%	56.0%		52.9%
Net income	$29,382	$18,960	55%	$8,405
Adjusted EBITDA (non-GAAP financial measure)	$34,176	$18,746	82%	$13,650
Net cash (used in) provided by operating activities	$(6,098)	$(2,454)	NM	$14,224
Free cash flow (non-GAAP financial measure)	$(6,525)	$(2,934)	NM	$13,226

Operational Metrics

	Three Months Ended December 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except average order value and percentages)
Active customers	1,840	1,472	25%	1,488
Total orders placed	1,755	1,023	72%	1,092
Average order value	$292	$256	14%	$282
(1)
Because the COVID-19 pandemic had a materially negative impact on our results for the three months ended December 31, 2020, we are also providing results for the three months ended December 31, 2019 as supplemental information that may provide a useful reference point for investors.

Additional Fourth Quarter 2021 Metrics and Results Commentary

•
Accelerated growth in active customers was a key driver of our strong results, highlighted by record quarterly growth of 162,000 active customers during the fourth quarter of 2021. Total active customers grew to 1.8 million, an increase of 25% year-over-year, illustrating the strong consumer appeal of our offerings.
•
Total net sales were $239.8 million, a year-over-year increase of 70%, and reflect two-year growth of 63% compared to the fourth quarter of 2019, the most recent fourth quarter before the onset of the COVID-19 pandemic. This two-year growth rate is an improvement relative to the 58% two-year growth rate we reported for the third quarter of 2021 (compared to net sales in the third quarter of 2019) and a further improvement from the two-year growth rates we reported for the first and second quarters of 2021.
•
Gross margin was 54.8%, a year-over-year decrease of 116 basis points from 56.0% in the fourth quarter of 2020, and an increase of 189 basis points compared to 52.9% in the fourth quarter of 2019.
•
Net income was $29.4 million, a year-over-year increase of 55%, and reflects two-year growth of 250% compared to net income in the fourth quarter of 2019.
•
Adjusted EBITDA was $34.2 million, a year-over-year increase of 82%, and reflects two-year growth of 150% compared to Adjusted EBITDA in the fourth quarter of 2019.
•
Diluted earnings per share (EPS) was $0.39, a year-over-year increase of 50%, and reflects two-year growth of 225% compared to EPS in the fourth quarter of 2019.
•
Tax rate: Net income and earnings per share in the fourth quarters of 2021 and 2020 benefitted from lower-than-normal effective tax rates of 7% and (19%), respectively, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.

Additional Fourth Quarter 2021 Net Sales Commentary

•
REVOLVE segment net sales were $200.0 million, a year-over-year increase of 68%, and reflect two-year growth of 60% compared to REVOLVE segment net sales in the fourth quarter of 2019.
•
FWRD segment net sales were $39.8 million, a year-over-year increase of 83%, and reflect two-year growth of 78% compared to FWRD segment net sales in the fourth quarter of 2019.
•
Domestic net sales increased 80% year-over-year and international net sales increased 34% year-over-year, and reflect two-year growth of 62% and 67% compared to domestic and international net sales in the fourth quarter of 2019, respectively.

Results Since the End of Fourth Quarter 2021
Our strong growth continued into the first quarter of 2022. During the approximately seven weeks since December 31, 2021 (January 1, 2022 to February 20, 2022), net sales increased year-over-year at a growth rate in the same zone as our 70% year-over-year growth in net sales during the fourth quarter of 2021.

Modeling Note for Net Sales Growth in First Quarter 2022

For the purposes of modeling expected year-over-year growth in net sales for the first quarter ending March 31, 2022, it is important to consider the prior-year monthly net sales comparisons that will become more difficult for the remainder of the first quarter. As previously disclosed, our net sales during the months of January 2021 and February 2021 increased year-over-year by a low single digit percentage. By comparison, our net sales during March 2021 increased by a much faster rate year-over-year, resulting in the 22% year-over-year growth reported for the full first quarter of 2021 and confirming that our year-over-year comparisons for the remainder of the first quarter of 2022 will be more difficult than for the quarter-to-date period referenced above. Additionally, the month of March 2021 contributed the highest monthly net sales in the first quarter of 2021 by a wide margin.

Additional trend information regarding The Revolve Group's fourth quarter and full year 2021 financial results and operating metrics is available in the Q4 and FY 2021 Financial Highlights presentation available on the company’s investor relations website at https://investors.revolve.com.

Full Year 2021 Financial Summary

	Year Ended December 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except percentages)
Net sales	$891,390	$580,649	54%	$600,993
Gross profit	$489,823	$305,280	60%	$321,953
Gross margin	55.0%	52.6%		53.6%
Net income	$99,840	$56,790	76%	$35,667
Adjusted EBITDA (non-GAAP financial measure)	$114,585	$69,257	65%	$55,605
Net cash provided by operating activities	$62,313	$73,773	(16%)	$46,057
Free cash flow (non-GAAP financial measure)	$60,118	$71,449	(16%)	$33,602

Operational Metrics

	Year Ended December 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except average order value and percentages)
Active customers	1,840	1,472	25%	1,488
Total orders placed	6,636	4,499	47%	4,715
Average order value	$271	$236	15%	$275
(1)
Because the COVID-19 pandemic had a materially negative impact on our results for the year ended December 31, 2020, we are also providing results for the year ended December 31, 2019 as supplemental information that may provide a useful reference point for investors.

Additional Full Year 2021 Metrics and Results Commentary

•
Total net sales were $891.4 million, a year-over-year increase of 54%, and reflect two-year growth of 48% compared to 2019, the most recent year before the onset of the COVID-19 pandemic.
•
Gross margin was 55.0%, a year-over-year increase of 237 basis points from 52.6% in 2020, and an increase of 138 basis points from 53.6% in 2019.
•
Net income was $99.8 million, a year-over-year increase of 76%, and reflects two-year growth of 180% compared to net income in 2019.
•
Adjusted EBITDA was $114.6 million, a year-over-year increase of 65%, and reflects two-year growth of 106% compared to Adjusted EBITDA in 2019.
•
Diluted earnings per share (EPS) was $1.34, a year-over-year increase of 70%.
•
Tax rate: Net income and earnings per share in 2021 and 2020 benefitted from a lower-than-normal effective tax rate of 5% for both years, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.

Additional Full Year 2021 Net Sales Commentary

•
REVOLVE segment net sales were $745.1 million, a year-over-year increase of 49%, and reflect two-year growth of 41% compared to REVOLVE segment net sales in 2019.
•
FWRD segment net sales were $146.3 million, a year-over-year increase of 83%, and reflect two-year growth of 98% compared to FWRD segment net sales in 2019.
•
Domestic net sales increased 55% year-over-year and international net sales increased 46% year over year, and reflect two-year growth compared to domestic and international net sales in 2019 of 44% and 68%, respectively.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $62.3 million and free cash flow was $60.1 million for the year ended December 31, 2021. The 16% year-over-year decrease in each of net cash provided by operating activities and free cash flow reflect meaningful inventory investments to support the significant growth in demand for our products in 2021 compared to a $9.0 million reduction in inventory during 2020 due to our aggressive initial COVID-19 response to manage inventory receipts and liquidity.
•
Balance sheet: The strong cash flow in 2021 has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of December 31, 2021 were $218.5 million, an increase of $72.4 million, or 50%, from $146.0 million as of December 31, 2020. Our balance sheet as of December 31, 2021 remains debt free.
•
Inventory as of December 31, 2021 was $171.3 million, an increase of $76.0 million year-over-year, or 80%, from the December 31, 2020 inventory balance of $95.3 million.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3207089. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at http://investors.revolve.com. A replay of the conference call will be available online at http://investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay conference ID is 3207089.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, our expected future effective tax rate, and our expectations regarding year-over-year net sales growth for the first quarter ending March 31, 2022. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2021, which we expect to file with the SEC in late February 2022. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products

Total Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise, the percentage of sales at full price, and for sales at less than full price, the level of markdowns on these products, and the number of units per order.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast, yet curated, offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$239,805	$140,754	$891,390	$580,649
Cost of sales	108,341	61,962	401,567	275,369
Gross profit	131,464	78,792	489,823	305,280
Operating expenses:
Fulfillment	5,870	4,021	21,322	16,471
Selling and distribution	38,036	18,793	133,506	80,496
Marketing	32,344	20,880	140,398	76,371
General and administrative	23,278	18,485	89,306	70,876
Total operating expenses	99,528	62,179	384,532	244,214
Income from operations	31,936	16,613	105,291	61,066
Other expense, net	224	694	563	994
Income before income taxes	31,712	15,919	104,728	60,072
Provision for (benefit from) income taxes	2,330	(3,041)	4,888	3,282
Net income	$29,382	$18,960	$99,840	$56,790
Earnings per share of Class A and Class B common stock:
Basic	$0.40	$0.27	$1.38	$0.81
Diluted	$0.39	$0.26	$1.34	$0.79
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,057	70,478	72,513	69,773
Diluted	74,834	72,382	74,547	72,058

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$218,455	$146,013
Accounts receivable, net	4,639	4,621
Inventory	171,259	95,272
Income taxes receivable	3,375	10,689
Prepaid expenses and other current assets	42,114	20,330
Total current assets	439,842	276,925
Property and equipment (net of accumulated depreciation of $9,347 and $14,652 as of December 31, 2021 and December 31, 2020, respectively)	8,946	11,211
Right-of-use lease assets	6,566	—
Intangible assets, net	1,212	1,260
Goodwill	2,042	2,042
Other assets	2,746	500
Deferred income taxes, net	19,059	13,814
Total assets	$480,413	$305,752
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,345	$39,337
Income taxes payable	—	195
Accrued expenses	33,899	24,733
Returns reserve	49,296	25,602
Current lease liabilities	3,766	—
Other current liabilities	18,916	15,821
Total current liabilities	160,222	105,688
Non-current lease liabilities	3,177	—
Total liabilities	163,399	105,688
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of December 31, 2021 and December 31, 2020; 40,276,417 and 32,856,611 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively.	40	33
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of December 31, 2021 and December 31, 2020; 32,956,904 and 38,540,095 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively.	33	38
Additional paid-in capital	103,590	86,040
Retained earnings	213,351	113,953
Total stockholders' equity	317,014	200,064
Total liabilities and stockholders’ equity	$480,413	$305,752

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2021	2020
Operating activities:
Net income	$99,840	$56,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,508	4,827
Equity-based compensation	4,786	3,364
Deferred income taxes, net	(5,245)	1,476
Changes in operating assets and liabilities:
Accounts receivable	(18)	130
Inventories	(75,987)	8,985
Income taxes receivable	7,314	(9,928)
Prepaid expenses and other current assets	(22,221)	3,825
Other assets	(2,246)	142
Accounts payable	15,008	9,524
Income taxes payable	(195)	(275)
Accrued expenses	9,166	5,334
Returns reserve	23,694	(9,502)
Right-of-use lease assets and current and non-current lease liabilities	(448)	—
Other current liabilities	4,357	(919)
Net cash provided by operating activities	62,313	73,773
Investing activities:
Purchases of property and equipment	(2,195)	(2,324)
Net cash used in investing activities	(2,195)	(2,324)
Financing activities:
Proceeds from borrowings on line of credit	—	30,000
Repayment of borrowings on line of credit	—	(30,000)
Payment of deferred offering costs	—	(41)
Proceeds from the exercise of stock options, net	12,766	8,701
Net cash provided by financing activities	12,766	8,660
Effect of exchange rate changes on cash and cash equivalents	(442)	486
Net increase in cash and cash equivalents	72,442	80,595
Cash and cash equivalents, beginning of period	146,013	65,418
Cash and cash equivalents, end of period	$218,455	$146,013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$342
Income taxes, net of refund	$3,014	$11,950

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
Net sales	2021	2020	2021	2020
REVOLVE	$199,972	$118,933	$745,127	$500,898
FWRD	39,833	21,821	146,263	79,751
Total	$239,805	$140,754	$891,390	$580,649

Gross profit
REVOLVE	$113,309	$68,718	$420,151	$272,018
FWRD	18,155	10,074	69,672	33,262
Total	$131,464	$78,792	$489,823	$305,280

The following table lists net sales by geographic area (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
United States	$199,121	$110,456	$726,292	$467,515
Rest of the world	40,684	30,298	165,098	113,134
Total	$239,805	$140,754	$891,390	$580,649

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands, except average order value and percentages)
Gross margin	54.8%	56.0%	55.0%	52.6%
Adjusted EBITDA	$34,176	$18,746	$114,585	$69,257
Free cash flow	$(6,525)	$(2,934)	$60,118	$71,449
Active customers	1,840	1,472	1,840	1,472
Total orders placed	1,755	1,023	6,636	4,499
Average order value	$292	$256	$271	$236

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months and year ended December 31, 2021, 2020 and 2019 is as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net income	$29,382	$18,960	$8,405	$99,840	$56,790	$35,667
Excluding:
Other expense, net	224	694	278	563	994	931
Provision for (benefit from) income taxes	2,330	(3,041)	1,953	4,888	3,282	11,500
Depreciation and amortization	1,118	1,181	1,236	4,508	4,827	3,952
Equity-based compensation	1,122	952	522	4,786	3,364	2,067
Non-routine items (1)	—	—	1,256	—	—	1,488
Adjusted EBITDA	$34,176	$18,746	$13,650	$114,585	$69,257	$55,605

(1)	Non-routine items in the three months and year ended December 31, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months and year ended December 31, 2021, 2020 and 2019 is as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
	(in thousands)
Net cash (used in) provided by operating activities	$(6,098)	$(2,454)	$14,224	$62,313	$73,773	$46,057
Purchases of property and equipment	(427)	(480)	(998)	(2,195)	(2,324)	(12,455)
Free cash flow	$(6,525)	$(2,934)	$13,226	$60,118	$71,449	$33,602

Net cash used in investing activities	$(427)	$(480)	$(998)	$(2,195)	$(2,324)	$(12,455)
Net cash provided by (used in) financing activities	$3,318	$(10,363)	$612	$12,766	$8,660	$15,179